Exhibit 99.1

FOR IMMEDIATE RELEASE

NEXMED ANNOUNCES PRIVATE PLACEMENT

Robbinsville, NJ, May 18, 2005 -- NexMed, Inc. (Nasdaq: NEXM) announced today that it has entered into an agreement to sell an aggregate of 445 shares of convertible preferred stock and warrants to purchase 1,188,931 shares of common stock. The preferred shares will have a liquidation preference of $10,000 per share and will be convertible into shares of the Company's common stock at an initial conversion value of $1.36. Under the terms of the preferred shares, the Company will redeem at the liquidation preference per share or convert preferred shares quarterly, beginning on September 30, 2005 with up to $2 million in aggregate liquidation preference being redeemed or converted and thereafter up to $1 million per quarter. Any quarterly conversions will be at a 4.5% discount to the then current market price. The Company will also have the right to force conversion of the preferred shares under certain circumstances. The warrants will have a 4 year term and an exercise price of $1.43 per share. The Company expects to receive gross proceeds of $4.45 million from this financing and will use the proceeds for general corporate purposes.

The securities to be sold in this private placement will not have been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or an exemption from the registration requirements.